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                                                                      EXHIBIT 99

                             FOR IMMEDIATE RELEASE

For Frontier Airlines
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Media contact:  Bob Schulman  (303) 371-7400 Ext. 1052
Investor relations contact:  Mark Brand  (303) 449-7771

For Western Pacific Airlines
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Media contact:  Elise Eberwein  (719) 527-7363
e-mail:  EberwinE@westpac.com
Investor relations contact:  George Leonard  (719) 527-7394


FRONTIER AIRLINES AND WESTERN PACIFIC AIRLINES
TERMINATE MERGER AND CODESHARE AGREEMENTS

     DENVER (Sept. 29, 1997) -- Frontier Airlines, Inc. (Nasdaq: FRNT) and Western Pacific Airlines, Inc. (Nasdaq: WPAC) today announced their mutual agreement to immediately terminate a previously announced merger agreement under which Western Pacific would have acquired Frontier. The two companies also reported the termination of their current codeshare agreement, effective Nov. 16, 1997. If passengers are affected by a change in schedule they will be contacted by the carrier that issued the ticket.

     In a statement today, Western Pacific President and CEO Robert A. Peiser said, "Each of us is involved in numerous activities designed to improve our respective airlines. We found the amount of time involved in consummating the merger was taking a toll on employee morale, financial performance and operations of both airlines. We also believe that given our cultural differences and the contrast in our scheduling philosophies, it is in the best interests of each of our companies to remain independent."

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FRONTIER/WESTERN PACIFIC/2

     The two carriers' codeshare schedule currently provides service from either Denver or Colorado Springs to 25 destinations across the nation with Western Pacific operating 19 Boeing 737 jets and Frontier operating 13 Boeing 737 jets. Each airline will honor codeshare tickets through the normal expiration dates.
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